Exhibit 21.1

Subsidiaries of The Medicines Company

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Annovation BioPharma, Inc.	Delaware
Circomed, LLC	Delaware
Incline Therapeutics Europe Ltd.	England and Wales
Incline Therapeutics, Inc.	Delaware
MDCO Holdings C.V.	The Netherlands
MEDCO Brasil Participações Ltda.	Brazil
Medicines Company (India) Private Limited	India
The Medicines Company do Brasil Comercio de Medicamentos e Produtos Medicos Ltda.	Brazil
The Medicines Company Holdings, Inc.	Delaware
The Medicines Company (Australia) Pty Limited	Australia
The Medicines Company (Canada) Inc.	Canada
The Medicines Company (Deutschland) GmbH	Germany
The Medicines Company (Hong Kong) Limited	Hong Kong
The Medicines Company (Italy) S.r.l.	Italy
The Medicines Company (Leipzig) GmbH	Germany
The Medicines Company (Netherlands) BV	The Netherlands
The Medicines Company (New Zealand) Limited	New Zealand
The Medicines Company (NL) B.V.	The Netherlands
The Medicines Company (San Diego), LLC.	Delaware
The Medicines Company (Schweiz) GmbH	Switzerland
The Medicines Company Services GmbH	Switzerland
The Medicines Company (Sweden) AB	Sweden
The Medicines Company UK Limited	England and Wales
The Medicines Company Ventures, Inc.	Delaware